EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Access Integrated Technologies, Inc. Announces Fiscal 2007 First Quarter Results

- 73% Increase in Media Services Revenue Driven By Virtual Print Fees Contributing to 41% Top-Line Revenue Growth-

MORRISTOWN, N.J. – August 10, 2006– Access Integrated Technologies, Inc. (“AccessIT” or the “Company”) (NASDAQ: AIXD) reported a 41% increase in revenues, to a record $5,576,000 for the first quarter of fiscal 2007 ended June 30, 2006. In the quarter, the company posted an EBITDA(1) (defined below) loss and an Adjusted EBITDA(1) loss of $218,000, and a net loss of $2,524,000 or $0.11 per basic and diluted share. The net loss includes non-cash expenses for depreciation, amortization of software development and non-cash interest aggregating $2,222,000.

First Quarter Fiscal 2007 Highlights

o	Revenues for the first quarter increased by 41%, to $5,576,000 from $3,971,000 in the comparable year ago period driven largely by VPF revenues of Christie/AIX and license fees earned by DMS for its Theatre Command Center software.

o	EBITDA for the three months ended June 30, 2006 was a loss of $218,000 compared to an EBITDA loss of $524,000 in the comparable year ago period. The improvement in EBITDA was primarily due to increased revenue in the company’s media services unit, reflecting the receipt of virtual print fees paid to it by Hollywood studios for movies projected on Christie/AIX-funded digital cinema systems. This increased revenue offset selling, general and administrative expenses associated with an overall higher headcount and support services related to the increased size of the company. There was no change to Adjusted EBITDA from EBITDA as there was no non-cash stock based compensation for the three month period ended June 30, 2006 or the comparable year ago period.

o	Loss from operations in the June 2006 quarter increased to $2,417,000, from a loss of $1,938,000 in the June 2005 quarter. The increased loss was due to the increased selling, general and administrative expenses referenced above and to higher depreciation and amortization expenses from our increased asset base due to the purchase of digital cinema projections systems by Christie/AIX, in connection with its digital cinema roll-out.

o	Net loss available to common stockholders for the three months ended June 30, 2006 was $2,524,000 compared to a loss of $2,490,000 in the year ago period.

o	At June 30, 2006, the Company had installed 534 digital cinema systems up from the 210 systems installed as of March 31, 2006 and the 426 systems installed by the end of May 2006. The company expects to achieve an install rate of 200 per month by September and remains committed to completing between 2,000 and 2,500 digital cinema systems installations by March 31, 2007. The Company also expects that it will complete all of its planned 4,000 digital cinema systems installations by October 31, 2007.

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(1)     EBITDA is defined by the Company to be earnings before interest, taxes, depreciation and amortization, and other income (expense), net, and non-recurring items. Adjusted EBITDA is defined by the Company to be earnings before interest, taxes, depreciation and amortization, other income (expense), net, non-recurring items, and non-cash stock-based compensation. EBITDA and Adjusted EBITDA are presented because management believes it provides additional information with respect to the performance of its fundamental business activities. A reconciliation of EBITDA to Generally Accepted Accounting Principles (“GAAP”) net income is included in the table attached to this release. EBITDA is a measure of cash flow typically used by many investors, but is not a measure of earnings as defined under GAAP, and may be defined differently by others.

(973) 290-0080	55 Madison Avenue, Morristown, NJ 07960

The Company further noted that on July 31st 2006, AccessIT completed the previously announced acquisition of privately held UniqueScreen Media Inc. UniqueScreen Media is expected to contribute positively to the Company’s results of operations beginning with the third quarter of fiscal 2007.

In addition, on August 1, 2006, the Company closed on a $217 million senior credit facility with GE Capital Corp. This facility, when combined with the equity previously raised by the company, will allow it to comfortably proceed with the funding of the 4,000-screen Christie/AIX digital cinema deployment plan.

Bud Mayo, Chief Executive Officer of AccessIT, stated, “Results of the first quarter have begun to clearly reflect the positive contributions of our multiple digital cinema-related revenue streams, highlighted by significant VPFs, exceeding $600,000 recorded in June alone. The increased revenue from VPFs, transport fees and software licensing has enabled the company to cross-over into positive EBITDA in the month of June and set the stage for what we expect to be sustainable positive quarterly EBITDA in the near future, even before the accretive addition of the operations of UniqueScreen. These contributions will be partially reflected in our results for the next fiscal quarter ended September 30. With the GE credit facility in place, we now have the flexibility to continue accelerating our digital cinema rollout which, coupled with an increasing number of digital releases from Hollywood, should give a substantial boost to revenue and EBITDA going forward.”

CONFERENCE CALL NOTIFICATION
AccessIT will host a conference call to discuss its financial results at 1:00 p.m. EST on Thursday, August 10, 2006. The conference can be accessed by dialing 617.213.8844, passcode 87251343 at least five minutes before the start of the call. The conference call will also be webcast simultaneously and will be accessible via the web on AccessIT’s Web site, www.accessitx.com. A replay of the call will be available at 617.801.6888, passcode 38616397 through Thursday, August 17, 2006.

Access Integrated Technologies, Inc. (AccessIT) is the industry leader in providing fully integrated software and services to enable the motion picture entertainment industry and all of its constituents to transition from film to digital cinema. Its studio-backed 4,000 screen ongoing deployment of digital systems is the first and the largest of its kind in the world. The company’s Theatrical Distribution System software and electronic satellite delivery services provide studios and content owners with a seamless entry into the digital era while its vendor neutral Theatre Command Center and Exhibitor Management System provide exhibitors with all the tools needed to transition to digital cinema. For more information on AccessIT, visit www.accessitx.com.

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of AccessIT officials during presentations about AccessIT, along with AccessIT’s filings with the Securities and Exchange Commission, including AccessIT’s registration statements, quarterly reports on Form 10-QSB and annual report on Form 10-KSB, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects”, “anticipates”, “intends”, “plans”, “could”, “might”, “believes”, “seeks”, “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by AccessIT’s management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about AccessIT, its technology, economic and market factors and the industries in which AccessIT does business, among other things. These statements are not guarantees of future performance and AccessIT undertakes no specific obligation or intention to update these statements after the date of this release.

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Contact:

Suzanne Tregenza Moore AccessIT 973.290.0080 smoore@accessitx.com	Michael Glickman The Dilenschneider Group 212.922.0900

ACCESS INTEGRATED TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for share and per share data)
(Unaudited)

	Three Months Ended June 30,
	2005	2006

Revenues	$3,971	$5,576

Costs and Expenses:
Direct operating	2,738	3,422
Selling, general and administrative	1,751	2,486
Provision for doubtful accounts	23	19
Research and development	133	23
Depreciation and amortization	1,264	2,043

Total operating expenses	5,909	7,993

Loss from operations	(1,938)	(2,417)

Interest income	3	309
Interest expense	(433)	(303)
Non-cash interest expense	(184)	(23)
Other (expense) income, net	(16)	(168)

Loss before income tax benefit	(2,568)	(2,602)

Income tax benefit	78	78

Net loss	$(2,490)	$(2,524)

Net loss available to common stockholders per common share:
Basic and diluted	$(0.24)	$(0.11)

Weighted average number of common shares outstanding:
Basic and diluted	10,405,814	22,960,108

Access Integrated Technologies, Inc.
EBITDA and Adjusted EBITDA (as defined)
Reconciliation to GAAP Net Income

(In thousands)(Unaudited)

	Three Months Ended June 30,
	2005	2006
Net loss	$(2,490)	$(2,524)
Add Back:
Depreciation and amortization	1,264	2,043
Amortization of software development	150	156
Interest income	(3)	(309)
Interest expense	433	303
Non-cash interest expense	184	23
Other expense (income), net	16	168
Income tax benefit	(78)	(78)

EBITDA (as defined)	$(524)	$(218)

Adjusted EBITDA (as defined)	$(524)	$(218)

ACCESS INTEGRATED TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)

	March 31, 2006	June 30, 2006
ASSETS	(Audited)	(Unaudited)

Current assets
Cash and cash equivalents	$36,641	$5,181
Investment securities, available-for-sale	24,000	24,000
Accounts receivable, net	1,593	2,119
Unbilled revenue, current portion	1,492	1,832
Prepaid and other current assets	700	751
Notes receivable, current portion	43	44

Total current assets	64,469	33,927

Deposits on property and equipment	8,673	10,369
Property and equipment, net	35,878	64,974
Intangible assets, net	2,056	2,074
Capitalized software costs, net	1,680	2,890
Goodwill	9,310	9,440
Accounts receivable, net of current portion	–	229
Deferred costs	148	267
Notes receivable, net of current portion	1,122	1,464
Unbilled revenue, net of current portion	42	42
Security deposits	389	402
Restricted cash	180	180

Total assets	$123,947	$126,258

Certain reclassifications of prior period data have been made to conform to the current presentation.

ACCESS INTEGRATED TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)
(continued)

	March 31, 2006	June 30, 2006
	(Audited)	(Unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$13,282	$19,169
Current portion of notes payable	1,203	1,058
Current portion of customer security deposits	176	154
Current portion of capital leases	89	91
Current portion of deferred revenue	768	154
Current portion of deferred rent expense	100	107

Total current liabilities	15,618	20,733

Notes payable, net of current portion	1,948	1,521
Customer security deposits, net of current portion	40	40
Deferred revenue, net of current portion	66	377
Capital leases, net of current portion	5,978	5,961
Deferred rent expense, net of current portion	918	890
Deferred tax liability	898	820

Total liabilities	25,466	30,342

Stockholders’ Equity:
Class A common stock, $0.001 par value per share; 40,000,000 shares authorized; 22,059,567 and 22,193,012 shares issued and 22,008,127 and 22,141,572 shares outstanding at March 31, 2006 and June 30, 2006, respectively	22	22
Class B common stock, $0.001 par value per share; 15,000,000 shares authorized; 925,811 and 825,811 shares issued and outstanding, at March 31, 2006 and June 30, 2006, respectively	1	1
Additional paid-in capital	136,929	136,888
Treasury stock, at cost; 51,440 shares	(172)	(172)
Accumulated deficit	(38,299)	(40,823)

Total stockholders' equity	98,481	95,916

Total liabilities and stockholders' equity	$123,947	$126,258

Certain reclassifications of prior period data have been made to conform to the current presentation.